STOCK PURCHASE AGREEMENT

This stock purchase agreement dated January 3, 2007 by and between Comprehensive Healthcare Solutions, a Delaware corporation with offices located at 45 Ludlow Street, Yonkers, New York, 10705, hereafter referred to as “Seller,” and Larry A. Brand an individual with offices located at 142 Welles Street, Forty Fort, PA 18704, hereafter referred to as “Buyer”.

Whereas, Accutone Inc., hereafter “Accutone”, a Pennsylvania corporation the shares of which are wholly owned by Seller; and

Whereas , Buyer currently operates a business known as Accutone Hearing Services located at 142 Welles Street, Forty Fort, PA 18704; and

Whereas, Buyer is desirous of obtaining all the issued and outstanding shares of stock and assets of Accutone; and

Whereas, Buyer holds a debenture issued by Seller in the amount of $200,000 dated on or about June 1, 2006 on which there is due and owing to Buyer the principal sum of $200.000 plus interest;

Whereas, Buyer is indebted to Accutone in the amount of $25,000, which obligation is memorialized by a promissory note executed by Buyer in favor of Accutone;

Now therefore in consideration of the mutual covenants herein contained, it is hereto agreed by and between the parties as follows:

1. Purchase Price - The purchase price shall be the forgiveness and cancellation by Buyer of that certain debenture from Seller to Buyer in the principal amount of $200,000.00 dated June 1, 2006. Seller shall also consent to the forgiveness of the $25,000.00 note owed by the Buyer to Accutone.

A)
At closing, Seller shall deliver to Buyer all the issued and outstanding shares of stock of Accutone or, in the event that the shares of stock are lost and not capable of delivery, an affidavit attesting to the fact that the shares have not been previously sold or pledged by delivery to any creditor or third party.

B)	At closing, Buyer shall deliver to Seller the Debenture duly marked cancelled and voided, and shall deliver to Seller a general release of all liability.

2.
Sellers Warranty - The Seller owns the stock of Accutone free and clear of all liens, encumbrances, claims and charges of every kind. The Seller has the full right to transfer the said stock and assets to the Buyer free and clear of all liens, encumbrances, claims and other charges of every kind and without violating any agreement or understanding to which the Seller is the party or by which it is bound. Seller has authorized this transaction by act of its board of directors duly effectuated in accordance with its rules and bylaws and the signatory hereto has the authority to execute all documents necessary and appropriate to consummate same on Seller’s behalf.

3. Disclosure - No representation or warranty by the Seller in this Agreement or in any other exhibit, list, certificate, or document contains or will contain any untrue statement of material fact.

4. Conduct of Business - The Seller has ceased using the name Accutone or Accutone, Inc. and currently operates its hearing aid business as Interstate Hearing Aid Service and or Interstate / Accutone.

5. Indemnification by the Seller - The Seller shall defend, indemnify and hold the Buyer harmless from and against all actual or potential claims, demands, liabilities, damages, losses, and out of pocket expenses including reasonable attorneys fees whether or not reduced to judgment, order or award caused by or rising out of the breach of any agreement or any representation or warranty made by the Seller in this agreement, or in any exhibit, list, certificate, or document delivered by it pursuant hereto and Buyer shall have the right to offset against any monies owed to Seller.

6. Indemnification by the Buyer - The Buyer shall defend, indemnify and hold the Seller harmless from and against all actual or potential claims, demands, liabilities, damages, losses, and out of pocket expenses including reasonable attorneys fees whether or not reduced to judgment, order or award caused by or rising out of the breach of any agreement or any representation or warranty made by the Buyer in this agreement, or in any exhibit, list, certificate, or document delivered by it pursuant hereto and Seller shall have the right to offset against any monies owed to Buyer

7. Inspection - Buyer has had adequate opportunity to inspect the books and records of Accutone and perform any due diligence Buyer may wish, and Buyer is satisfied with the condition of the corporation organizationally, financially and otherwise, and Buyer takes title to the shares of stock and assumes control of the Accutone corporate entity, in “as is” condition with no representations or warranties by Seller of any kind as to the condition of the business of the Accutone entity. Buyer affirms and acknowledges that he has not relied upon any representation, warranties, evaluations, assessments, or promises of any kind by any person or entity associated with Seller in electing to purchase the shares of Accutone, except for the representations explicitly made in this agreement.

8. Further Assurances - Each of the parties will at the request of the Buyer from time to time execute and deliver such further instruments and will take other actions reasonably required to consummate the transactions contemplated by this Agreement.

9. Governing Law - This Agreement shall be governed by construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

10. Headings for Reference Only - The section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to modify or limit the terms of this Agreement.

11. Notices - Any notice, communication, demand, or other writing required or permitted to be given, made or accepted by any party to this Agreement shall be given by personal delivery or by depositing the same in the United States mail, properly addressed, postage pre-paid and registered or certified with return receipt requested. A notice given by personal delivery shall be effective upon delivery, and a notice given by registered or certified mail shall be deemed effective on the second day after such deposit. For a notice given in accordance herewith as follows:

If to the Buyer, 142 Welles Street, Forty Fort, PA 18704

If to the Seller, 45 Ludlow Street, Yonkers, New York, 10705

12. Entire Agreement and Amendment - Heirs and Assigns - This Agreement states the entire Agreement reached between the parties hereto with respect to the transactions contemplated, and supersedes all prior or contemporaneous agreements, understandings, representations and warranties between the parties and may not be amended accept by written instrument executed by the parties hereto. This Agreement shall inure to the benefit to the respective parties, their heirs and assigns.

IN WITNESS WHEREOF, the parties have delivered and executed this Agreement on the day and year first above written.

COMPREHENSIVE HEALTHCARE
SOLUTIONS - SELLER

By:     /s/ John Treglia                /s/ Larry A. Brand
JOHN TREGLIA    LARRY A. BRAND, BUYER